As filed with the Securities and Exchange Commission on December 4, 2019

Registration No. 333-172255

Registration No. 333-172249

Registration No. 333-131040

Registration No. 333-130905

Registration No. 333-130881

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-172255

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-172249

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-131040

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-130905

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-130881

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIACOM INC.

(Exact name of registrant as specified in its charter)

Delaware	20-3515052
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

1515 Broadway

New York, New York 10036

(Address of principal executive offices)

VIACOM EXCESS 401(K) PLAN

VIACOM EXCESS 401(K) PLAN FOR DESIGNATED SENIOR EXECUTIVES

VIACOM BONUS DEFERRAL PLAN

VIACOM BONUS DEFERRAL PLAN FOR DESIGNATED SENIOR EXECUTIVES

VIACOM INC. 2011 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

VIACOM INC. 2011 RSU PLAN FOR OUTSIDE DIRECTORS

VIACOM INC. 2006 LONG-TERM MANAGEMENT INCENTIVE PLAN

VIACOM INC. 2006 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

VIACOM INC. 2006 RSU PLAN FOR OUTSIDE DIRECTORS

VIACOM INC. 401(K) PLAN

(Full title of the plan(s))

Christa A. D’Alimonte

Executive Vice President, General Counsel and Secretary

1515 Broadway

New York, New York 10036

(Name and address of agent for service)

(212) 258-6000

(Telephone number, including area code, of agent for service)

Copies to:

John J. Cannon, III

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Telephone: (212) 848-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

DEREGISTRATION OF SHARES

This Post-Effective Amendment (the “Post-Effective Amendment”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) is being filed to withdraw and deregister: (i) all shares of Class B common stock, $0.001 par value per share (the “Common Stock”), of Viacom Inc. (the “Company”); and (ii) the unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Viacom Excess 401(k) Plan, the Viacom Excess 401(k) Plan for Designated Senior Executives, the Viacom Bonus Deferral Plan and the Viacom Bonus Deferral Plan for Designated Senior Executives (collectively, the “Plans”) (the “Deferred Compensation Obligations”) that had been registered and remain unsold under the Registration Statements, together with any and all plan interests and other securities registered thereunder (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

Registration Statement 333-172255, originally filed by the Company with the Securities and Exchange Commission (the “SEC”) on February 14, 2011 registering $75,000,000 Deferred Compensation Obligations of the Company under the Plans.

Registration Statement 333-172249, originally filed by the Company with the SEC on February 14, 2011 registering 500,000 shares of Common Stock under the Viacom Inc. 2011 Stock Option Plan for Outside Directors and the Viacom Inc. 2011 RSU Plan for Outside Directors.

Registration Statement 333-131040, originally filed by the Company with the SEC on January 13, 2006 registering 92,973,197 shares of Common Stock under the Viacom Inc. 2006 Long-Term Management Incentive Plan, Viacom Inc. 2006 Stock Option Plan for Outside Directors and Viacom Inc. 2006 RSU Plan for Outside Directors.

Registration Statement 333-130905 originally filed by the Company with the SEC on January 6, 2006 registering $65,000,000 Deferred Compensation Obligations of the Company under the Plans.

Registration Statement 333-130881 originally filed by the Company with the SEC on January 6, 2006 registering 7,500,000 shares of Common Stock under the Viacom Inc. 401(k) Plan.

On December 4, 2019, pursuant to the terms of the Agreement and Plan of Merger, dated as of August 13, 2019, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of October 16, 2019 (the “Merger Agreement”), by and between the Company and ViacomCBS Inc., a Delaware corporation (f/k/a CBS Corporation) (“ViacomCBS”), the Company will merge with and into ViacomCBS (the “Merger”), with ViacomCBS continuing as the surviving corporation.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a Post-Effective Amendment, any securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York, as of December 4, 2019.

VIACOM INC.

By:	/s/ Christa A. D’Alimonte
Christa A. D’Alimonte Executive Vice President, General Counsel and Secretary

No other person is required to sign this Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

3